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                                                                      Exhibit 12


                      E. I. DU PONT DE NEMOURS AND COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                                 Years Ended December 31
                                                  --------------------------------------------------------
                                                    1999        1998        1997        1996        1995
                                                  --------    --------    --------    --------    --------
Income from Continuing Operations Before
   Extraordinary Item .........................   $   219     $ 1,648     $ 1,432     $ 2,931     $ 2,858
Provision for Income Taxes ....................     1,410         941       1,354       1,416       1,432
Minority Interests in Earnings of Consolidated
   Subsidiaries ...............................        61          24          43          40          29
Adjustment for Companies Accounted for
   by the Equity Method .......................        33         (39)        936 (a)      82         126
Capitalized Interest ..........................      (107)       (120)        (80)        (70)        (76)
Amortization of Capitalized Interest ..........        88 (b)      65 (b)      82 (b)     127 (b)      81
                                                  -------     -------     -------     -------     -------

                                                    1,704       2,519       3,767       4,526       4,450
                                                  -------     -------     -------     -------     -------
Fixed Charges:
   Interest and Debt Expense - Continuing
      Operations ..............................       535         520         389         409         449
   Interest and Debt Expense - Discontinued
      Operations(c) ...........................       180         304         252         304         308
   Capitalized Interest - Continuing Operations       107         120          80          70          76
   Capitalized Interest - Discontinued
      Operations(c) ...........................         3          78          90          73          95
   Rental Expense Representative of Interest
      Factor ..................................        66          71          83          80          80
                                                  -------     -------     -------     -------     -------

                                                      891       1,093         894         936       1,008
                                                  -------     -------     -------     -------     -------

Total Adjusted Earnings Available for Payment
   of Fixed Charges ...........................   $ 2,595     $ 3,612     $ 4,661     $ 5,462     $ 5,458
                                                  =======     =======     =======     =======     =======

Number of Times Fixed Charges are Earned ......       2.9         3.3         5.2         5.8         5.4
                                                  =======     =======     =======     =======     =======


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(a)  Includes write-off of Purchased In-Process Research and Development associated with acquisition of 20% interest in Pioneer Hi-Bred International, Inc.

(b) Includes write-off of capitalized interest associated with divested businesses.

(c)  Divestiture of Conoco Inc. was completed August 6, 1999.